IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re                               )     Chapter 11
                                    )
SLM INTERNATIONAL, INC.             )     Case No. 95-1313 (HSB)
                                    )
                  and               )     and
                                    )
SPORT MASKA INC.,                   )     Case No. 95-1314 (HSB)
                                    )
                  and               )     and
                                    )
MASKA U.S., INC.,                   )     Case No. 95-1315 (HSB)
                                    )
                  and               )     and
                                    )
#1 APPAREL, INC.,                   )     Case No. 95-1316 (HSB)
                                    )
                  and               )     and
                                    )
#1 APPAREL CANADA INC.              )     Case No. 95-1317 (HSB)
                                    )
                  and               )     and
                                    )
ST. LAWRENCE MANUFACTURING          )     Case No. 95-1318 (HSB)
CANADA INC.,                        )
                                    )     and
                  and               )
                                    )     Case No. 95-1319 (HSB)
MITCHEL & KING SKATES LIMITED,      )
                                    )
                  Debtors.          )

                          THIRD MODIFICATION TO
            FIRST AMENDED JOINT CHAPTER 11 PLAN (AS MODIFIED)
                      Dated as of November 12, 1996


I. The following language is added to the last line of Section 1.B.47. after the words "Final Order":

      or which is listed on the "Claims to be Reviewed List" (which list shall be filed with the Bankruptcy Court on or before the Effective Date).

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II.   The last paragraph of Sections 4.G.3. and 4.H.3. are deleted in their entirety and replaced, in both Sections, with the following language:

            The Cash Option shall apply solely to Issued New Common Stock to be distributed (i) on the Effective Date to the holders of Allowed NHLE Claims (except as otherwise provided in Section 4.D.2. of the Plan), Allowed Maska U.S. Unsecured Claims and Allowed Non-Maska Unsecured Claims which elect or are deemed to have elected the Cash Option pursuant to Sections 4.D.2, 4.G.3., 4.H.3. or 6.C.3. or (ii) on any Subsequent Distribution Date which occurs no later than 6 months after the Effective Date to the holders of Allowed Maska U.S. Unsecured Claims or Allowed Non-Maska Unsecured Claims who elect or are deemed to have elected the Cash Option pursuant to Section 6.C.3. The Cash Option shall not apply to any shares of Issued New Common Stock to be distributed on any Subsequent Distribution Date which occurs more than 6 months after the Effective Date.

III. The clause in Section 6.A., beginning on the fifth line with the words "provided that" and ending with the word "Date" on the seventh line, is hereby deleted in its entirety and replaced with the following language:

      provided that subject to further extension by the Bankruptcy Court with or without notice, (i) all objections to the allowance of Claims set forth on the Claims to be Reviewed List shall be filed with the Bankruptcy Court on or before 60 days after the Effective Date and (ii) all objections to the allowance of any other Claims shall be filed with the Bankruptcy Court on or before the Effective Date.

IV. In Section 6.A, the word "and" in the first line shall be deleted and replaced with a "," and the following language shall be added on the second line of such Section after the words "Reorganized Debtors":

      and the Committee

V. The following language is added to Section 6.A. on the seventh line after the words "Reorganized Debtors":

      (upon consultation with the Committee)

VI.   The following Sections are added to the Plan:

      6.C.3 CASH OPTION ELECTION.

      (a) Holders of Disputed Claims as of the Effective Date: Within ten (10) business days after the Effective Date, the Reorganized Debtors shall send by first class mail to each holder of a Disputed Claim a Cash Option Election


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      Form pursuant to which such holder may elect the Cash Option with respect to any Reserved Shares that may be distributed to such holder pursuant to
      Section 6.C.2. (on all Subsequent Distribution Date(s) which occur no later than six (6) months after the Effective Date) if such holder's Claim is ultimately allowed, by returning to the Reorganized Debtors, no later than the earlier of (a) 30 days after the Effective Date.

      (b) Holders of Allowed Claims as of the Effective Date who Elected or Were Deemed to Have Elected the Cash Option: Within ten (10) business days after the Effective Date, the Reorganized Debtors shall send by first class mail to each holder of an Allowed Maska U.S. Unsecured Claim and Allowed Non- Maska Unsecured Claim who elected or was deemed to have elected the Cash Option pursuant to Sections 4.G.3. or 4.H.3., a notice that such holder shall be deemed to have elected the Cash Option with respect to any Reserved Shares that may be distributed to such holder pursuant to Section 6.C.2. on any Subsequent Distribution Date that occurs no later than six (6) months after the Effective Date unless such holder returns to the Reorganized Debtors, no later than 30 days after the Effective Date, a Stock Election Form, executed by such holder, declaring that such holder requests a distribution of Issued New Common Stock and not cash if any shares are to be distributed to such holder pursuant to
      Section 6.C.2. Any such holder who does not timely return a Stock Election Form will receive cash in respect of all Issued New Common Stock such holder would otherwise receive pursuant to Section 6.C.2. on any Subsequent Distribution Date which occurs no later than six (6) months after the Effective Date.

      (c) Holders of Allowed Claims as of the Effective Date who Did Not Previously Elect the Cash Option: On or before the Effective Date, the Debtors shall send by first class mail to each holder of an Allowed Maska U.S. Unsecured Claim and Non-Maska Unsecured Claim who did not previously elect the Cash Option, a Cash Option Election Form pursuant to which such holder may elect the Cash Option with respect to (a) any Issued New Common Stock that would have been distributable to such holder on the Effective Date pursuant to Sections 4.G.2. or 4.H.2. of this Plan absent such election and (b) any Reserved Shares that may be distributed to such holder pursuant to 6.C.2. on a Subsequent Distribution Date that occurs no later than six (6) months after the Effective Date, by delivering to the Reorganized Debtors a Cash Option Election Form, executed by such holder, no later than 30 days after the Effective Date, provided, however, no shares shall be issued to such holders 35 days after the Effective Date. Any such holder who does not timely return a Cash Option Election Form will receive a distribution of Issued New Common Stock in respect of its Allowed Claim and not cash.

            6.C.4 CASH OPTION AMOUNT In lieu of receiving such holder's Pro Rata share of Reserved Shares pursuant to Section 6.C.2. of this Plan, each holder of (i) a Disputed Claim that becomes an Allowed Maska U.S. Unsecured Claim or Allowed Non-Maska Unsecured Claim after the Effective

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

      Date or (ii) an Allowed Maska U.S. Unsecured Claim or Allowed Non-Maska Claim (each, as of the Effective Date), who elects or is deemed to have elected the Cash Option pursuant to Section 6.C.3. of this Plan, shall receive on any Subsequent Distribution Date which occurs no later than six
      (6) months after the Effective Date, cash in an amount equal to the product of (x) $8.50 per share multiplied by (y) the number of Reserved Shares that such holder would have received on such Subsequent Distribution Date pursuant to Section 6.C.2. had such holder not elected the Cash Option.

VII. The last sentence of Section 8.A. (including the language set forth in the First Modification To First Amended Chapter 11 Plan (As Modified)) is deleted in its entirety and replaced with the following language:

      Notwithstanding the foregoing, (i) the Debtors are and shall remain from and after the Effective Date separate legal entities under applicable non-bankruptcy law, provided, however, one Business Day prior to the Effective Date, SLMI may contribute the stock of Apparel Canada or SLM Canada to Sport Maska with the effect that Apparel Canada or SLM Canada may become wholly-owned subsidiaries of Sport Maska and immediately thereafter Apparel Canada or SLM Canada may be wound up into Sport Maska, all under applicable Canadian law, (ii) Reorganized SLMI shall continue to own 100% of the authorized, issued and outstanding capital stock of each Reorganized Subsidiary (after giving effect to the transactions contemplated by the preceding proviso), (iii) within the discretion of Reorganized SLMI, any intercompany debt (including intercompany debt owed by Sport Maska (for itself or as successor to Apparel Canada or SLM Canada)) shall remain outstanding, and (iv) as a result of the distributions to be made to holders of the Allowed Non-Maska Unsecured Claims against Sport Maska (for itself or as successor to Apparel Canada or SLM Canada), Reorganized SLMI shall acquire, in place of such holders, the claims that constituted the Allowed Non- Maska Unsecured Claims against Sport Maska (for itself or as successor to Apparel Canada or SLM Canada), which claims shall remain outstanding and owed by Sport Maska to Reorganized SLMI.

VIII. In Section 15.C., the first "and" shall be deleted and replaced with a "," and the following language shall be added after the words "Reorganized Debtors":

      and the Committee

IX. In Section 15.D., on the third line, the word "Committee's" shall be deleted and replaced with the following language:

      Committee and its


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X.    In Section 15.D., the word "and" which precedes "(ii)" shall be deleted and replaced with a "," and the following language shall be added in place of the period at the end of the Section":

      and (iii) to prosecute on its own or in conjunction with the Reorganized Debtors, objections to and/or proceedings to estimate any Claim.

Dated: March 14, 1997

YOUNG, CONAWAY, STARGATT                  DUANE, MORRIS & HECKSHER
  & TAYLOR
Laura Davis Jones                         Teresa K.D. Currier
Robert S. Brady                           1201 Market Street
Rodney Square North, 11th Floor           Wilmington, Delaware 19801
Wilmington, Delaware 19899                (302) 571-5550
(302) 571-6600


KASOWITZ, BENSON, TORRES                  KRAMER, LEVIN, NAFTALIS
 & FRIEDMAN LLP                             & FRANKEL
David M. Friedman                         Kenneth H. Eckstein
David S. Rosner                           David M. Feldman
Lorie R. Beers                            919 Third Avenue
Adam L. Shiff                             New York, New York 10022
1301 Avenue of the Americas               (212) 715-9100
New York, New York 10019
(212) 506-1700

CO-COUNSEL FOR THE DEBTORS                CO-COUNSEL FOR THE
OFFICIAL
AND DEBTORS-IN-POSSESSION                 COMMITTEE OF UNSECURED
                                               CREDITORS


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